UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2014

Sprague Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 International Drive

Portsmouth, New Hampshire 03801

(Address of Principal Executive Offices)

(800) 225-1560

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 1, 2014, Sprague Resources LP (“Sprague”) announced that its wholly owned subsidiary, Sprague Operating Resources LLC, completed the previously announced acquisition of the natural gas marketing and electricity brokerage business assets of Metromedia Gas & Power, Inc. and its subsidiaries (“Metromedia Energy”). The consideration for the acquisition consisted of (i) cash payments of $22.0 million, plus approximately $2.5 million in respect of Metromedia’s natural gas inventory held at closing and approximately $7.1 million in respect of security deposits made by Metromedia outstanding as of the closing, and (ii) the assumption of certain liabilities relating to future performance under assigned contracts. In addition, Sprague made a cash payment at closing of approximately $1.2 million for prepaid items. The acquisition was completed pursuant to the Asset Purchase Agreement dated as of September 10, 2014 between Sprague and Metromedia Energy and certain energy related affiliates (the “Agreement”) filed as an exhibit to Sprague’s Current Report on Form 8-K dated September 11, 2014.

The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to Sprague’s Current Report on Form 8-K dated September 11, 2014 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Any financial statements that may be required by this Item 9.01, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Statements

Any pro forma financial information that may be required by this Item 9.01, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibit

99.1 Press Release issued by Sprague Resources LP on October 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sprague Resources LP
	By:	Sprague Resources GP LLC,
its general partner

Dated: October 1, 2014	By:	/s/ Paul A. Scoff
Vice President,
General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Sprague Resources LP on October 1, 2014.

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